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                           METROPOLITAN SERIES FUND II

                         INVESTMENT MANAGEMENT AGREEMENT

                            [_________] Portfolio II

AGREEMENT made this [___] day of [_____], 2003, by and between Metropolitan Series Fund II, a Massachusetts business trust (the "Fund"), with respect to its [____] Portfolio II (the "Portfolio"), and MetLife Advisers, LLC, a Delaware limited liability company (the "Manager").

                              W I T N E S S E T H:

WHEREAS, the Fund and the Manager wish to enter into an agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Portfolio;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the parties agree as follows:

                                   ARTICLE 1.
                             Duties of the Manager.

The Fund hereby employs the Manager to act as the investment adviser to and investment manager of the Portfolio and to manage the investment and reinvestment of the assets of the Portfolio and to administer its affairs, subject to the supervision of the Board of Trustees of the Fund, for the period and on the terms and conditions set forth in this Agreement. The Manager hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund other than in furtherance of its duties and responsibilities as set forth in this Agreement.

(a) Investment Management Services. In acting as investment manager to the Portfolio, the Manager shall regularly provide the Portfolio with such investment research, advice and management as the Fund may from time to time consider necessary for the proper management of the Portfolio and shall furnish continuously an investment program and shall determine which securities shall be purchased, sold or exchanged and what portion of the assets of the Portfolio shall be held in the various securities or other assets, subject always to any restrictions of the Fund's Agreement and Declaration of Trust and Bylaws, as amended or supplemented from time to time, the provisions of applicable laws and regulations including the Investment Company Act, and the statements relating to the Portfolio's investment objectives, policies and restrictions as the same are set forth in the prospectus and statement of additional information of the Fund then currently effective under the Securities Act of 1933 (the "Prospectus"). Should the Board of Trustees of the Fund at any time, however, make any definite determination as to investment policy and notify the Manager thereof, the Manager shall be bound by such determination for the

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period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies of the Portfolio, determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Portfolio with brokers or dealers selected by the Manager. In connection with the selection of such brokers or dealers and the placing of such orders, the Manager is directed at all times to follow the policies of the Fund as set forth in the Prospectus. Nothing herein shall preclude the "bunching" of orders for the sale or purchase of portfolio securities with the other Portfolios or with other accounts managed by the Manager. The Manager shall not favor any account over any other and any purchase or sale orders executed contemporaneously shall be allocated in a manner it deems equitable among the accounts involved and at a price which is approximately averaged.

(b) Administrative Services. In addition to the performance of investment advisory services, the Manager shall perform administrative services in connection with the management of the Portfolio. In this connection, the Manager agrees (i) to assist in managing all aspects of the Fund's operations relating to the Portfolio, including the coordination of all matters relating to the functions of the custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Fund, (ii) to provide the Fund, at the Manager's expense, with services of persons competent to perform such professional, administrative and clerical functions as are necessary in order to provide effective administration of the Portfolio, including duties in connection with shareholder relations, reports, redemption requests and account adjustments and the maintenance of the books and records required of the Fund, and (iii) to provide the Fund, at the Manager's expense, with adequate office space and related services necessary for its operations as contemplated in this Agreement. In performing such administrative services, the Manager shall comply with all provisions of the Fund's Agreement and Declaration of Trust and Bylaws, with all laws and regulations to which the Fund may be subject and with all directions of the Fund's Board of Trustees.

The Manager shall supply the Board of Trustees and officers of the Fund with all statistical information regarding investments which is reasonably required by them and reasonably available to the Manager.

(c) Sub-Investment Manager. Notwithstanding any other provision of this Agreement, the Fund and the Manager may agree to the employment of a sub-investment manager to the Fund for the purpose of providing investment management services with respect to the Portfolio, provided that the compensation to be paid to such sub-investment manager shall be the sole responsibility of the Manager and the duties and responsibilities of the sub-investment manager shall be as set forth in a sub-investment management agreement among the Manager, the sub-investment manager and the Fund on behalf of the Portfolio. Any sub-investment manager may (but need not) be affiliated with the Manager. If different sub-investment managers are engaged to provide investment management services with respect to different segments of the Portfolio, the Manager shall determine, in the manner described in the Prospectus, what portion of the assets belonging to the Portfolio shall be managed by each sub-investment manager.

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                                   ARTICLE 2.
                       Allocation of Charges and Expenses.

(a) The Manager. In addition to the compensation paid to any Sub-Investment Manager as set forth in Article 1 above, the Manager shall pay the organization costs of the Fund relating to the Portfolio. The Manager also assumes expenses of the Fund relating to maintaining the staff and personnel, and providing the equipment, office space and facilities, necessary to perform its obligations under this Agreement.

(b) The Fund. The Fund assumes and shall pay (or cause to be paid) all other Fund expenses, including but not limited to the following expenses: the fee referred to in Article 3 below; interest and any other costs related to borrowings by the Fund attributable to the Portfolio; taxes payable by the Fund and attributable to the Portfolio; brokerage costs and other direct costs of effecting portfolio transactions (including any costs directly related to the acquisition, disposition, lending or borrowing of portfolio investments) on behalf of the Portfolio; the compensation of the trustees and officers of the Fund who are not directors, officers or full-time employees of the Manager, any Sub-Investment Manager or any affiliated person (other than a registered investment company) of the Manager or any Sub-Investment Manager; custodian, registration and transfer agent fees; fees of outside counsel to and of independent auditors of the Fund selected by the Board of Trustees; expenses of printing and mailing to existing shareholders of registration statements, prospectuses, reports, notices and proxy solicitation materials of the Fund; all other expenses incidental to holding meetings of the Fund's shareholders; insurance premiums for fidelity coverage and errors and omissions insurance; and extraordinary or non-recurring expenses (such as legal claims and liabilities and litigation costs and any indemnification related thereto) attributable to the Portfolio. The Fund shall allocate the appropriate portion of the foregoing expenses to the Portfolio.

All expenses of any activity which is primarily intended to result in the sale of the Fund's shares, and certain other expenses as detailed in the Fund's Distribution Agreement with Metropolitan Life Insurance Company, are assumed by the distributor of the Fund's shares.

                                   ARTICLE 3.
                          Compensation of the Manager.

For the services rendered, the facilities furnished and expenses assumed by the Manager, the Fund shall pay to the Manager at the end of each calendar month a fee which shall accrue daily at the annual rate specified by the schedule of fees in the Appendix to this Agreement. The average daily value of the net assets of the Portfolio shall be determined and computed in accordance with the description of the method of determination of net asset value contained in the Prospectus. The Manager hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Portfolio.

                                   ARTICLE 4.
                     Limitation of Liability of the Manager.

(a) In the performance of advisory services as provided in Article 1(a), the Manager shall not be

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liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale or redemption of any securities on the recommendation of the Manager. Nothing herein contained shall be construed to protect the Manager against any liability to the Fund or its shareholders to which the Manager shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Fund, reckless disregard of the Manager's obligations and duties under this Agreement or the violation of any applicable law.

(b) In the performance of administrative services as provided in Article 1(b) and which the Manager is obligated to perform hereunder, the Manager shall be liable to the Fund or its shareholders for any willful or negligent act or omission in the performance of such administrative services.

                                   ARTICLE 5.
                           Activities of the Manager.

The services of the Manager under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Manager, as directors, officers or employees or otherwise and that directors, officers or employees of the Manager are or may become similarly interested in the Fund, and that the Manager is or may become interested in the Fund as shareholder or otherwise.

                                   ARTICLE 6.
                   Duration and Termination of this Agreement.

This Agreement shall continue in effect for two years from the date of execution and thereafter shall continue in effect, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Fund, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Board of Trustees of the Fund, or by vote of a majority of the outstanding shares of the Portfolio, on sixty days' written notice to the Manager, or by the Manager on sixty days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment.

                                   ARTICLE 7.
                                  Definitions.

The terms "assignment," "interested person," and "majority of the outstanding shares," when used in this Agreement, shall have the respective meanings specified under the Investment Company Act, subject, however, to such exemptions as may be granted by the Securities and

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Exchange Commission under the Investment Company Act..

                                   ARTICLE 8.
                          Amendments of this Agreement.

This Agreement may be amended at any time by mutual consent of the parties, provided that, if required by law (as may be modified by any exemptions received by the Manager or the Fund), such consent on the part of the Fund shall have been approved by vote of a majority of the outstanding shares of the Portfolio and by vote of a majority of the Trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

                                   ARTICLE 9.
                                 Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                        METROPOLITAN SERIES FUND II, on behalf
                                        of its [__________________] Portfolio II


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:


                                        METLIFE ADVISERS, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by officers of the Fund as officers and not individually and that obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

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                                    Appendix

                           Metropolitan Series Fund II
                          [______________] Portfolio II
                                  Fee Schedule

      [___]% of the average daily value of the net assets of the Portfolio.

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